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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
July 26, 1999


              AMERICAN RESTAURANT PIONEER JAMES COLLINS TO BECOME
                  CHAIRMAN-EMERITUS OF SIZZLER INTERNATIONAL


       James Collins to retire as Chairman of the Board in August, 1999

CULVER CITY, CA, July 26, 1999.... Sizzler International, Inc. (NYSE: SZ) today announced that the man who built Collins Foods International (now Sizzler International, Inc.) into a major chain including KFC and Sizzler Restaurants in the United States, Latin America, Australia and throughout Asia will retire as Chairman of the company.

At this year's August 17/th/ Annual Meeting, Collins who has served as Chairman since November, 1968, will step down; however, he will continue to be a valuable resource to the company as a Director and Chairman Emeritus.

Collins served as Chief Executive Officer of Collins Foods International from November 1968 until December 1986. He returned as Chief Executive Officer of Sizzler International in August 1997 to help shepherd Sizzler successfully through Chapter 11 and back to profitability and growth. The company has posted profits and increased year over year financial results for each of the last 10 quarters.

After an extensive search, a well-known restaurant industry leader, Charles Boppell, became Chief Executive Officer of Sizzler International. Boppell said, "Few people in American foodservice history have been able to grow businesses like Jim Colins. For decades, he has shown great insights into better ways to serve the dining public and is a true pioneer in managing the delivery of these concepts. Throughout his many years of industry leadership, he has developed an enviable reputation for integrity and the respect of people around the world.

Collins said, "I have been fortunate to identify promising new ideas and help turn them into strong, enduring businesses. My role has been that of builder and manager. I have also been fortunate to know and work beside many excellent professionals throughout my career who have been a large part of any success I have achieved.

Over the years Collins has found time to serve many civic and industry organizations. He has been associated with the Los Angeles Metropolitan YMCA for many years and is a former Chairman of the Board. He has been very active at his alma mater, UCLA, as president of the Alumni Association from 1974 to 1976 and was voted Alumnus of the Year in 1982. He is a past president of the California Restaurant Association and a former director of the National Restaurant Association. In addition, he has been a member of the Board of Advisors of the Hotel and Restaurant Management School at Cal Poly Pomona since 1982 and earlier this month the Cal State University Trustees renamed the school as The Collins School of Hospitality Management.

Sizzler International, Inc. operates or licenses 346 Sizzler restaurants worldwide and 101 KFC restaurants in Queensland, Australia.

For more information on Sizzler International, Inc. facsimile at no cost, simply call 1-800-PRO-INFO and dual client code "SZ".